Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 19, 2021, relating to the financial statements of C.H. Robinson Worldwide, Inc., and the effectiveness of C.H. Robinson Worldwide Inc.’s internal control over financial reporting dated February 19, 2021, appearing in the Annual Report on Form 10-K of C.H. Robinson Worldwide, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
April 30, 2021